                                                                     EXHIBIT 4.1

                           FIFTH AMENDED AND RESTATED

                                CREDIT AGREEMENT

                           DATED AS OF MARCH 31, 2003

                                 BY AND BETWEEN

                               THE OILGEAR COMPANY

                                 AS THE COMPANY

                                       AND

                          M&I MARSHALL AND ILSLEY BANK

                                   AS THE BANK

                   FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

      THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into of this 31st day of March, 2003, by and between THE OILGEAR COMPANY, a Wisconsin corporation (the "Company"), and M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (the "Bank").

                                    RECITALS

      WHEREAS, the Bank and the Company entered into that certain Loan Agreement dated as of September 28, 1990, which was amended and restated by a First Amendatory Loan Agreement dated March 1, 1994, which was amended and restated by a Second Amendatory Loan Agreement dated as of July 15, 1994, which was amended and restated by that certain Amended and Restated Loan Agreement dated as of June 17, 1996, as amended which was amended and restated by that certain Fourth Amended and Restated Credit Agreement dated as of February 11, 2003 (the "Amended Loan Agreement").

      WHEREAS, the Bank has agreed to amend and restate the Amended Loan Agreement in its entirety and extend credit to the Company upon all of the terms and conditions of this Agreement. This Agreement shall in all respects supercede the Amended Loan Agreement, but shall not constitute a novation of the indebtedness evidenced by the Amended Loan Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the receipt and sufficiency of all such consideration being hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

      SECTION 1 DEFINITIONS AND TERMS

      1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

            "Accounts" shall mean and include all "accounts" (as such term is defined in the UCC) now owned or hereafter acquired by the Company, and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents or instruments) now owned or hereafter received or acquired by, or belonging or owing to, the Company, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the
UCC), (b) all of the Company's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of the Company's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to the Company under all purchase orders and contracts for the sale of goods or the performance of services or both by the Company, or in connection with any other transaction (whether or not yet earned by performance on the part of the Company, as appropriate) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, (e) any and all other rights to the payment of money or other forms of consideration of any kind now or hereafter owing or to be owing to Company (whether classified under the UCC as accounts, chattel paper, General Intangibles, or otherwise) and all other debts, obligations and liabilities in whatever form now or hereafter owing to Company, (f) all collateral security, liens and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing and (g) all proceeds of any of the foregoing.

            "Adjusted Interbank Rate" shall have the meaning ascribed to such term in each Note.

            "Affiliate" shall mean any (a) director, officer or employee of the Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns five percent or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

            "Agreement" shall mean this Fifth Amended and Restated Credit Agreement, as amended, supplemented, modified or extended from time to time.

            "Applicable Margin" shall be defined and calculated as follows: The Applicable Margin to be added to any interest rate provided or calculated by this Agreement and the Related Documents shall be determined by the ratio of Funded Debt to EBITDA as set forth in the chart below.

     Funded Debt/EBITDA              Applicable Margin
     ------------------              -----------------
Less than 1.50                             1.25%
> or equal to 1.50 to <2.00                1.50%
> or equal to 2.00 to <2.50                2.00%
> or equal to 2.50 to <3.00                2.50%
> or equal to 2.00 to <3.50                3.00%
> or equal to 3.50 to <4.00                3.50%
4.00 or Greater                            4.00%

All rates subject to a rate floor of 5.00%. The ratio of Funded Debt to EBITDA shall be calculated by the Company as of the end of each of its Fiscal Quarters commencing March 31, 2003 and shall be reported to the Bank pursuant to a certificate delivered in accordance with Section 5.3(i) hereof. The Applicable Margin shall be adjusted, if necessary, as of the third Business Day following the date on which the Company is required to deliver such certificate. Notwithstanding anything to the contrary contained herein, until the delivery of the certificate required under Section 5.3(i) hereof with respect to the Fiscal Quarter ended December 31, 2002, the Applicable Margin shall be equal to 4.00%, regardless of the actual ratio of Funded Debt to EBITDA.

            If at any given time EBITDA is negative or impossible to calculate, the Applicable Margin to be added to the specified interest rate shall be 4.00%.

            "Bond Letter of Credit" shall mean the letter of credit issued by the Bank in the face amount of $4,138,083.00 pursuant to the Reimbursement Agreement.

            "Borrowing Base" shall mean, as of any date, the sum of (a) 80% of Qualified Accounts, plus (b) 50% of Qualified Inventory (up to a maximum of Qualified Inventory of $7,250,000).

            "Borrowing Base Certificate" shall mean a schedule of the Bank's collateral in the form attached hereto as Exhibit A, separately setting forth Accounts, Qualified Accounts, inventory and Qualified Inventory.

            "Borrowing Date" shall have the meaning assigned in Section 2.1(c).

            "Business Day" shall mean a day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by law to close; provided, however, that for purposes of determining the interest rate on a Loan for which the base rate of interest is the Adjusted Interbank Rate (as such term is defined in each Note), the term "Business Day" shall mean only those days on which dealings in U.S. dollar deposits are carried out by U.S. financial institutions in the London Interbank Eurodollar Market.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

            "Collateral" shall mean all of the Company's Property granted to the Bank as collateral under the Related Documents.

            "Consolidated Net Income" shall mean the consolidated after tax net income or net loss (excluding the effect of any extraordinary gains not in the ordinary course of business) of the Company and its Subsidiaries for the relevant time period calculated in accordance with GAAP consistently applied, and further excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends; (b) interest in any net earnings of Persons in which the Company or its Subsidiaries has an ownership interest (other than Subsidiaries) not actually received; (c) gains arising from a write-up of assets; (d) gains arising from the acquisition of any securities of the Company or any Subsidiary; (e) gains resulting from the sale of any investments or capital assets; (f) amortization of any deferred credit arising from the acquisition of any Person or in the property or assets of any Person; (g) earnings of any Subsidiary prior to the date it became a Subsidiary;
(h) earnings acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of such acquisition; (i) other non-operating and extraordinary gains and losses; and (j) proceeds of any life insurance policies payable to the Company or any Subsidiary.

            "Default" shall mean an Event of Default or an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

            "EBITDA" shall mean, with respect to the Company for any period, the Consolidated Net Income from the Company's operations before interest, taxes, depreciation and amortization, all determined in accordance with GAAP and applied in a manner consistent with the financial statements for such period and prior periods.

            "Employee Plan" shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company or its Subsidiaries and covered by Title IV of ERISA, including, without limitation, any "multiemployer plan" as defined in ERISA.

            "Environmental Law" shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

            "Environmental Liability" shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

            "Event of Default" shall have the meaning assigned in Section 7.1.

            "Existing Defaults" shall mean all events of default under the Amended Loan Agreement which are outstanding and known by the Bank on the date hereof.

            "Fiscal Quarter" shall mean any of the quarterly accounting periods of the Company, ending on the last day of March, June, September and December of each calendar year.

            "Fiscal Year" shall mean any of the annual accounting periods of the Company ending on December 31 of each calendar year.

            "Funded Debt" shall mean all liabilities or obligations of Company or any Subsidiary, whether primary or secondary or absolute or contingent: (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under any leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any liens on assets of Company or any Subsidiary, whether or not the obligations secured have been assumed by Company or any Subsidiary.

            "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries.

            "Government Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

            "Hazardous Substance" shall mean any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB's, air pollutants, water pollutants, and other substances defined as hazardous or toxic in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.Section 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C.Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.Section 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C.Section 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C.Section 3251 et seq., the Clean Air Act, 42 U.S.C.Section 1857 et seq., the Clean Water Act, 33 U.S.C.Section 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C.Section 11001, et seq., Chapters 254, 281, 283, 285, 287, 289, 291, 292, 293, 295, and 299 of the Wisconsin Statutes, and
similar statutes of any state where Property of the Company is located, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, the State of Wisconsin, the Wisconsin Department of Natural Resources and the Milwaukee County Department of Health.

            "Indebtedness" shall mean all (a) indebtedness for borrowed money;
(b) indebtedness for the deferred purchase price of property or services for which the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Company or a Subsidiary assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company or a Subsidiary, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet.

            "Lien" shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

            "Loan" or "Loans" shall mean the Revolving Loans, the Term Loan A and any other loan(s) or obligation(s) made by the Bank from time to time pursuant to this Agreement.

            "Loan Account" shall mean an account on the books of the Bank in which the Bank will record, pursuant to Section 2.4, Obligations of the Company to the Bank, payments made upon such Obligations and other advances, debits and credits pertaining to the Obligations or the Collateral.

            "Material Adverse Effect" shall mean (a) a Default, (b) a material adverse change in the business, Property, operations, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries, (c) the termination of any material agreement to which the Company or any Subsidiary is a party, (d) any material impairment of the right to carry on the business as now or proposed to be conducted by the Company or any Subsidiary, or (e) any material impairment of the ability of the Company or its Subsidiaries, taken as a whole, to perform the obligations under this Agreement or the Related Documents. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect.

            "Maximum Available Commitment" shall mean an amount equal to the excess (if any) of (a) the Revolving Loan Commitment or the Borrowing Base (whichever is less), minus (b) the outstanding principal amount of all Revolving Loans made by the Bank.

            "Mortgage" or "Mortgages" shall mean the mortgage(s) in form and substance satisfactory to the Bank granted by the Company to the Bank, as amended, supplemented, modified or extended, from time to time, encumbering certain real estate located in Milwaukee, Wisconsin, Longview, Texas and Fremont, Nebraska.

            "Note or Notes" shall mean the Revolving Credit Note, the Term Note A, the Term Note B, and any note(s) or obligation(s) issued in substitution, replacement or renewal thereof.

            "Obligations" shall mean the Revolving Loans, the Term Loan A, the Term Loan B, the Bond Letter of Credit, all mandatory prepayments, all costs and expenses, all liabilities and obligations of the Company to the Bank under this Agreement, the Reimbursement Agreement and the Related Documents, and all other Indebtedness of the Company to the Bank or any of its Affiliates, whether or not evidenced by this Agreement or the Related Documents, and including all debts, obligations and liabilities under interest rate swap, cap, collar, floor, option or other derivative agreements (including, as applicable, any ISDA Master Agreement and each schedule, transaction and confirmation relating to or entered into under the ISDA Master Agreement or under any other such agreement), and all other agreements designed to protect against fluctuations in interest rates or currency exchange rates.

            "Patent and Trademark Security Agreements" shall mean that certain Patent Security Agreement and that certain Trademark Security Agreement each dated as of February 11, 2003 by the Company in favor of the Bank.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

            "Permitted Liens" shall mean: (a) Liens for taxes, assessments, or governmental charges, carriers', warehousemen's, repairmen's, mechanics', materialmen's and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Bank pursuant to the Related Documents; (e) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of such property solely for the purposes of securing the Indebtedness incurred to finance the cost of such property, provided no such Lien shall extend to any property other than the property so acquired and identifiable proceeds; (f) Liens described in SCHEDULE 1, provided that the Indebtedness secured thereby shall not be renewed, extended or increased; and (g) Liens against a Subsidiary in connection with letters of credit and foreign bank guarantees issued on behalf of such Subsidiary.

            "Person" shall mean an individual, partnership, corporation, limited liability company or partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

            "Pledge Agreement" shall mean the pledge agreement pledging the stock of the Subsidiaries of the Company to the Bank, in form and substance satisfactory to the Bank, as amended, supplemented, modified or extended, from time to time.

            "Property" shall mean any interest of the Company and its Subsidiaries of any type or nature in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

            "Qualified Account" shall mean an Account owing solely to the Company which meets the following requirements at the time it comes into existence and continues to meet the same until collected in full: (a) it arose from the performance of services by the Company, or from a bona fide sale or lease of goods, which have been delivered or shipped to an Account debtor in the United States, to Volvo, or a foreign debtor which has issued a transferable letter of credit acceptable to the Bank to secure payment, and for which the Company has genuine invoices, shipping documents or receipts;
(b) it is not more than 60 days past due; (c) it is not owed by an Account debtor which has 50% or more of its aggregate dollar amount of Accounts owed to the Company unpaid more than 90 days past the earlier of performance of the services, delivery of goods or date(s) of invoice; (d) it is owned by the Company and not subject to any assignment, claim, lien, encumbrance or security interest whatsoever other than those securing the Company's obligations to the Bank; (e) it is a valid and legally enforceable obligation of an Account debtor which is (i) satisfactory to the Bank, (ii) not an Affiliate of the Company and
(iii) not the United States of America or any department, agency or instrumentality thereof unless the Company has complied with the Assignment of Claims Act of 1940, to the satisfaction of the Bank; (f) it is not subject to setoff, counterclaim, credit allowance, or adjustment by the Account debtor thereunder, except for discount for prompt payment, or to any claim by such Account debtor denying liability thereunder in whole or in part, and such Account debtor has not refused to accept and has not returned or offered to return any of the goods which are subject to such Account; (g) it arose in the ordinary course of the Company's business and in compliance with all Requirements of Law; (h) the Company has no notice or knowledge of the bankruptcy, insolvency, or similar proceeding of the Account debtor thereunder, or of the inability of the Account debtor thereunder to pay its debts as they become due, or of anything which might impair the credit standing of the Account debtor; (i) it is assignable to the Bank and it does not arise out of a contract or order which by its terms forbids or makes void or unenforceable the assignment by the Company to the Bank of the Account arising with respect thereto; (j) it is not evidenced by instruments or chattel paper unless the same has been endorsed and delivered to the Bank; (k) it does not arise from a sale on consignment, sale on return, bill and hold sale or any other type of conditional sale except as permitted in writing by the Bank; and (l) it is certified by the Company within fifteen days after the end of each month (or at such more frequent intervals as the Bank shall request) as to the amount thereof and all other matters set forth herein or reasonably required by the Bank. A Qualified Account which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be a Qualified Account.

            "Qualified Inventory" shall mean inventory (as that term is defined in the UCC) solely owned by the Company located in the United States which meets the following requirements and continues to meet the same until sold or otherwise disposed of as permitted by this Agreement: (a) it is subject to the first priority Lien of the Bank and it is not subject to any other assignment, claim, lien, or security interest whatsoever; (b) it is located at one of the Company's facilities set forth on SCHEDULE 2, none of which is a public warehouse or leased facility except as permitted in writing by the Bank (and then only if consented to in writing by each such public warehouse and lessor, in form acceptable to Agent); (c) it is not obsolete, is in good condition and is either currently usable or saleable; (d) it is raw materials, work-in-process, costs and estimated earnings in excess of billings on uncompleted contracts as reported on the Company's financial statements, or finished goods satisfactory to the Bank; (e) it is valued at the lower of cost (on a FIFO basis) or wholesale market value (exclusive of any transportation, processing or handling charges); and (f) its existence, location, amount, and lower of cost (on a FIFO basis) or wholesale market value (exclusive of any transportation, processing or handling charges) have been certified by the Company within fifteen days after the end of each month (or at such more frequent intervals as the Bank shall request) as to the amount thereof and all other matters set forth herein or reasonably required by the Bank. Qualified Inventory which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Qualified Inventory.

            "Regulatory Change" shall mean the adoption or amendment, after the date of this Agreement, of any national, federal or state law, regulation, interpretation, direction, policy, guideline or court decision applicable to the Bank or the London Interbank Eurodollar Market which makes it unlawful for any Bank to make, maintain or fund the Obligations based on the Adjusted Interbank Rate, increases the cost to the Bank of making or maintaining the Obligations or reduces the rate of return to the Bank (by reduction of principal, interest or otherwise) on the Obligations by subjecting the Bank to any tax, duty or other imposition or charge with respect to the Obligations, imposing any reserve requirement (except any reserve requirement reflected in the Adjusted Interbank
Rate), affecting the treatment of any Obligation for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any Person controlling the Bank, or imposing on the Bank any other condition affecting the Obligations.

            "Reimbursement Agreement" shall mean that certain Credit Agreement by and between the Company and the Bank dated October 1, 1997 as amended, supplemented, modified or extended from time to time, whereby the Bank issued the Bond Letter of Credit.

            "Related Documents" shall mean the Revolving Credit Note, the Reimbursement Agreement, the Term Note A, the Term Note B, the Security Agreement, the Patent and Trademark Security Agreements, the Mortgages, the Pledge Agreement and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company, any Subsidiary or any guarantor in connection with any of the Obligations or the transactions contemplated under this Agreement, all as amended, supplemented, modified or extended from time to time.

            "Requirements of Law" shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, judicial decision, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

            "Restricted Payments" shall mean (a) dividends or other distributions by the Company or any Subsidiary based upon the stock of the Company or any Subsidiary (except dividends payable to the Company and dividends payable solely in stock of the Company), (b) purchases, redemptions or other acquisitions, direct or indirect, by the Company or any Subsidiary, of stock of the Company or any Subsidiary, whether now or hereafter outstanding, (c) any other distribution by the Company or any Subsidiary in respect of stock of the Company or any Subsidiary, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise, and (d) payment of management fees by the Company or any Subsidiary to any Affiliate, either directly or indirectly, whether in cash or property or otherwise.

            "Revolving Credit Note" shall mean the promissory note from the Company to the Bank in the form of EXHIBIT A evidencing the Revolving Loans, as amended, supplemented, modified or extended from time to time.

            "Revolving Loan Commitment" shall mean the lesser of $12,000,000 or the Borrowing Base minus any permanent reductions in the Bank's commitment to make Revolving Loans.

            "Revolving Loans" shall mean the loans to the Company pursuant to
Section 2.1 evidenced by the Revolving Credit Note.

            "Security Agreement" shall mean the Amended and Restated Security Agreement of the Company in favor of the Bank dated as of February 11, 2003, as amended on the date hereof and as amended, supplemented, modified or extended from time to time.

            "Subsidiary" shall mean as to any Person, a corporation, limited liability company, partnership, association, joint venture or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

            "Term Loan A" shall mean the loan to the Company pursuant to Section
2.2 evidenced by the Term Note A.

            "Term Loan B" shall mean the term loan to the Company pursuant to
Section 2.2 evidenced by the Term Note B.

            "Term Note A" shall mean the promissory note of the Company to the Bank in the form of EXHIBIT B evidencing the Term Loan A, as amended, supplemented, modified or extended from time to time.

            "Term Note B" shall mean the promissory note of the Company to the Bank in the form of EXHIBIT C evidencing the Term Loan B, as amended, supplemented, modified or extended from time to time.

            "Termination Date" shall mean, (a) as to the Revolving Loans, April 30, 2004, (b) as to the Term Loan A, October 31, 2004, (c) as to the Term Loan B, April 28, 2003, or such earlier date on which the Obligations shall terminate as provided in Section 7.2.

            "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect and codified in the State of Wisconsin; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Bank's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Wisconsin, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

      1.2 Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include the Company and its Subsidiaries, if any, in each such calculation and, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the American Institute of Certified Public Accountants (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place. When used herein, the term "financial statement" shall include balance sheets, statements of earnings, statements of stockholders' equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated and consolidating basis, unless otherwise specified.

      1.3 Interpretation. The words "hereof," "herein" and "hereunder" and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.

      1.4 Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

      1.5 Incorporation of Recitals. The Recitals to this Agreement are true, correct and incorporated herein by reference.

      SECTION 2 AMOUNTS AND TERMS OF OBLIGATIONS

      2.1 Revolving Loans.

            (a) Prior to the Termination Date and so long as no Default has occurred, the Bank agrees on the terms and conditions set forth in this Agreement to extend to the Company Revolving Loans from time to time in amounts not to exceed the Revolving Loan Commitment. Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow the Revolving Loans prior to the Termination Date. The Revolving Loans made by the Bank shall be evidenced by the Revolving Credit Note.

            (b) From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay all accrued and unpaid interest on the Revolving Loans on the first day of each month. Prior to an Event of Default, interest shall accrue and be computed on the aggregate unpaid principal amount from time to time outstanding under the Revolving Credit Note as determined in the Revolving Credit Note. All outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable on the Termination Date for the Revolving Loans. The Company shall pay to the Bank such other charges, costs, expenses or premiums as the Bank may incur pursuant to the Revolving Credit Note.

            (c) The Company may obtain Revolving Loans by making a request therefor to the Bank, orally or in writing. Such request shall specify a Business Day prior to the Termination Date on which such Revolving Loans are to be made (the "Borrowing Date"), shall be received by the Bank by 12:00 Noon (Milwaukee time) one Business Day before the Borrowing Date and shall specify the amount of the Revolving Loans requested and the requested Loan Period; provided, however, that within three days after any oral request for a Revolving Loan, the Bank shall receive from the Company a written confirmation in form acceptable to the Bank confirming the Company's Revolving Loan request, and the Bank's obligation to make further Revolving Loans hereunder shall be suspended until such confirmation has been received by the Bank. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. The Company shall be obligated to repay all Revolving Loans notwithstanding the failure of the Bank to receive written confirmation, and notwithstanding the fact that the person requesting the Revolving Loan was not in fact authorized to do so. No Revolving Loan request shall be modified, altered or amended without the prior written consent of the Bank. Each Revolving Loan shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof. Upon fulfillment of the conditions specified in Section 4.2, the Bank shall promptly deposit the amount of such Revolving Loan in the general deposit account of the Company maintained at the Bank.

            (d) The Company may, upon one Business Day's prior written notice to the Bank, permanently reduce the aggregate amount of the Revolving Loan Commitment; provided that no such reduction shall reduce the aggregate amount of the Revolving Loan Commitment to an amount less than the aggregate unpaid principal balance of the Revolving Credit Note on the effective date of such reduction. Each reduction in the Revolving Loan Commitment shall be in a minimum amount of $500,000 or an integral multiple thereof.

      2.2 Term Loan.

            (a) On February 11, 2003, the Bank extended to the Company the Term Loan A in an aggregate principal amount of $10,000,000 and such Term Loan A is and shall be subject to all of the terms and conditions set forth in this Agreement. The Term Loan A made by the Bank pursuant hereto is evidenced by the Term Note A. Prior to an Event of Default, interest shall accrue and be computed on the aggregate unpaid principal amount from time to time outstanding under the Term Note A as determined in the Term Note A. All outstanding unpaid principal and accrued interest on the Term Loan A shall be due and payable on the Termination Date for Term Loan A.

            (b) On February 11, 2003, the Bank extended to the Company the Term Loan B in an aggregate principal amount of $800,000 and such Term Loan B is and shall be subject to all of the terms and conditions set forth in this Agreement. The Term Loan B made by the Bank pursuant hereto is evidenced by the Term Note
B. Prior to an Event of Default, interest shall accrue and be computed on the aggregate unpaid principal amount from time to time outstanding under the Term Note B as determined in the Term Note B. All outstanding unpaid principal and accrued interest on the Term Loan B shall be due and payable on the Termination Date for Term Loan B.

            (c) The Company shall pay to the Bank such other charges, costs, expenses or premiums as the Bank may incur pursuant to the terms of either the Term Note A or the Term Note B.

      2.3 Interest After Default. After an Event of Default, each of the Notes shall bear interest at the rate of 3% per annum in excess of the interest rate specified in such Notes. In no event shall the interest rate under the Notes exceed the highest rate permitted by law.

      2.4 Loan Account. The Bank will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time by the Bank. The Bank shall also record in the Loan Account, in accordance with the Bank's customary accounting practices: accrued interest and all other charges, expenses and other items properly chargeable to the Company hereunder or under the Related Documents; all payments made by the Company with respect to the Obligations, if any; and all other appropriate debits and credits. The debit balance of the Loan Account shall reflect the amount of the Obligations and other appropriate charges hereunder. Not more frequently than once each month, the Bank shall render a statement of account of the Loan Account including, with respect to Revolving Loans, a statement of the outstanding principal balance and the applicable interest rate, which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company unless it notifies the Bank to the contrary within 30 days of the mailing of such statement by the Bank to the Company; provided, however, that the failure of the Bank to record any of the foregoing items in the Loan Account shall not limit or otherwise affect the Company's obligation to repay the Obligations.

      2.5 Lockbox.

            (a) The Company agrees that, upon the request of the Bank, it shall immediately direct each of its Account debtors and other obligors to make payments due under their Accounts, instruments and/or chattel paper directly to a special lockbox to be under the exclusive control of the Bank. If the Company does not issue such notice within one day after being requested to do so by the Bank, the Bank is authorized to do so on behalf, and in the name, of the Company.

            (b) Upon the establishment of the special lockbox referred to in
Section 2.5(a), the Company authorizes and directs the Bank to deposit into a special collateral account to be established and maintained by the Bank all drafts, checks and cash payments received in said lockbox or otherwise received by the Bank. All deposits in said collateral account shall constitute proceeds of Collateral. The Bank shall apply finally collected funds on deposit in said collateral account immediately to the Loan Account as payment of the Obligations, in such order of application as the Bank may determine. The Company agrees that it shall promptly deliver to the Bank for deposit in said collateral account all payments received by it, including without limitation all payments on Accounts, instruments and chattel paper, all cash received by the Company and all other proceeds of Collateral. All such payments, cash and proceeds shall immediately be delivered to the Bank in the form received (except for the Company's endorsement where necessary) and the Company agrees, until so deposited, such payments, cash and proceeds shall be held in an express trust by the Company for, and as the exclusive property of, the Bank and shall not be commingled with any funds or property of the Company.

      2.6 Payments. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Notes. The Bank may debit to the depository accounts maintained by the Company with the Bank all payments on the Obligations when due without prior notice to or consent of the Company.

      2.7 Prepayments.

            (a) Optional Prepayments. The Company may at its option prepay the Obligations, in whole or in part. Except as set forth in Section 2.5(b) or in any cash management agreements entered into from time to time between the Company and the Bank, partial prepayments shall be in the minimum aggregate principal amount of $100,000 or a multiple thereof, together with accrued interest to the date of prepayment on the amount prepaid. There shall be no prepayment premium except as provided in the Notes. Any prepayments of Term Loan A or Term Loan B shall be applied in inverse order of the principal installments due thereon and the Company shall pay the accrued interest to the date of prepayment on the principal amount of the Term Loan A or Term Loan B being repaid, as the case may be.

            (b) Mandatory Prepayment. At any time that the aggregate principal amount of Revolving Loans outstanding hereunder exceeds the lesser of the Revolving Loan Commitment or the Borrowing Base, the Company shall immediately pay the amount of such excess in immediately available funds, together with interest accrued on the amount of the payment. Ten (10) days after receipt of the Company's unaudited financial statements for measurement periods ending on the last day of each Fiscal Quarter of the Company, commencing with the Company's Fiscal Quarter ending March 31, 2003, the Company shall make a mandatory prepayment of the Term Loan A in an amount equal to fifty percent (50%) of the Company's "Excess Cash Flow" (as defined below) for the Fiscal Quarter just ended, such mandatory prepayment to be applied against the remaining installments of principal in the inverse order of their maturities, and to continue until the date on which the Term Loan A shall be repaid in full. For purposes hereof, "Excess Cash Flow" shall mean for each of the Company's Fiscal Quarters, the dollar amount equal to the Company's Consolidated Net Income for such period, plus actual interest expense payable during such period plus depreciation during such period plus amortization during such period minus un-financed capital expenditures payable during such period minus actual principal payments on long term debt payable and cash interest paid during such period minus actual capital lease payments payable during such period.

      2.8 Effect of Regulatory Change. In the event of a Regulatory Change deemed by the Bank in good faith to be material, the Company shall pay to the Bank (within ten days after notice by the Bank to the Company of such Regulatory Change) such amounts as the Bank deems reasonably necessary to compensate the Bank for the increase in the cost of making or maintaining the Obligations or the reduction in the rate of return to the Bank on the Obligations resulting from the Regulatory Change.

      2.9 Security. Payment of all Obligations shall be secured, subject only to Permitted Liens, by a first priority security interest or Lien on all of the Property in accordance with this Agreement and the Related Documents.

      2.10 No Obligation to Extend or Forbear. The Company acknowledges and agrees that the Bank: (a) has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Bank will (i) extend credit or any other kind of financial accommodations to the Company after the applicable Termination Date, or (ii) forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law; and (b) may at any time, in its sole and absolute discretion, exercise whatever rights and remedies the Bank may have under this Agreement, the Related Documents and applicable law. The Company acknowledges and agrees that the applicable Obligations shall be due in full on the applicable Termination Date without further demand.

SECTION 3 REPRESENTATIONS AND WARRANTIES

            In order to induce the Bank to enter into this Agreement and make and incur the Obligations as herein provided, the Company hereby represents and warrants to the Bank as follows:

      3.1 Organization, Qualification and Subsidiaries. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Wisconsin. Each Subsidiary of the Company is an entity of the type listed on SCHEDULE 3.1 and is validly existing and in good standing under the laws of the jurisdiction listed on SCHEDULE 3.1. The Company has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder and to grant the Liens provided for in the Related Documents and to own its assets and conduct its business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in all jurisdictions where the same are required to be qualified and where the failure to so qualify would have a Material Adverse Effect. All of the issued and outstanding capital stock of the Company has been validly issued and is fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes. Except as set forth on SCHEDULE 3.1, (a) the Company has no Subsidiaries, (b) the Company does not own, directly or indirectly, more than 1% of the total outstanding shares of any class of capital stock of any other Person, and (c) there are no outstanding options, warrants or other rights to subscribe for or purchase from any Subsidiary any capital stock of such Subsidiary or securities convertible into or exchangeable for capital stock of such Subsidiary.

      3.2 Financial Statements. All of the financial statements heretofore furnished to the Bank are accurate and complete, were prepared in accordance with GAAP consistently applied throughout all periods and fairly present the financial condition and the results of operation of the relevant Person for the periods and as of the relevant dates thereof, subject to audit and normal year-end adjustments. There has been no Material Adverse Effect on the business, properties or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole, since the date of the latest such financial statements.

      3.3 Authorization. The making, execution, delivery and performance of this Agreement and the Related Documents by the Company and its Subsidiaries have each been duly authorized by all necessary corporate action. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority. This Agreement and the Related Documents are the valid and binding obligations of the Company and its Subsidiaries enforceable against the Company and its Subsidiaries in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

      3.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents and compliance with their respective terms do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.

      3.5 Taxes. The Company has and its Subsidiaries have filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended. The Company has and its Subsidiaries have paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no tax deficiencies have been proposed, threatened or assessed against the Company or its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened tax controversy or dispute as of the date hereof.

      3.6 Absence of Litigation. There is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Company's knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

      3.7 Accuracy of Information. All information, certificates or statements given or made by the Company and its Subsidiaries to the Bank under this Agreement and the Related Documents were accurate, true and complete in all material respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Bank by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Company can reasonably foresee), cause a Material Adverse Effect.

      3.8 Ownership of Property. The Company has good and marketable title to all of its Property, including, without limitation, the Property reflected in the balance sheets referred to in Section 3.2 and fee simple title to the Property subject to the Mortgages. There are no Liens of any nature on any of the Property except Permitted Liens. All Property useful or necessary in the Company's and its Subsidiaries' business, whether leased or owned, is in good condition, repair (ordinary wear and tear excepted) and working order and, to the best of the Company's knowledge after diligent inquiry, conforms to all applicable Requirements of Law. The Company and its Subsidiaries own (or are licensed to use) and possess all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the businesses of the Company and its Subsidiaries as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons. SCHEDULE 3.8 contains a true, correct and complete list of all patents, trademarks, service marks, trade names and copyrights owned by the Company.

      3.9 Federal Reserve Regulations. The Company will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund indebtedness originally incurred for any such purpose; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

      3.10 ERISA. The Company and each of its Subsidiaries and anyone under common control with the Company under Section 4001(b) of ERISA is in compliance in all material respects with the applicable provisions of ERISA and: (a) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no "reportable event" as defined in Section 4043 of ERISA has occurred; (c) no "accumulated funding deficiency" as defined in
Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Company or its Subsidiaries; and (e) the Company and its Subsidiaries or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.

      3.11 Security Interests. The Bank has a legal, valid, perfected and, except for Permitted Liens, first priority security interest or Lien in the Collateral, and the Collateral is and at all times shall be free and clear of all other Liens whatsoever.

      3.12 Places of Business. The principal place of business and chief executive office of the Company is located at the address specified in Section
8.6 for the Company, and the books and records of the Company and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office.

      3.13 Other Names. The business conducted by the Company has not been conducted under any corporate, trade or fictitious name other than the name The Oilgear Company, and following the date hereof the Company will not conduct its business under any corporate, trade or fictitious name unless the Company shall have delivered at least 30 days' prior written notice to the Bank of such name change.

      3.14 Not an Investment Company. The Company is not (a) an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or a "subsidiary" of a "holding company" or an "affiliate of a "holding company" or a "subsidiary" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      3.15 No Defaults. Neither the Company nor any Subsidiary is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or to which any of its Property is subject, or (c) any Indebtedness; or if any default or violation under Sections 3.15(a),
(b) or (c) exists, it is an immaterial default or violation and the failure to cure such default or violation would not result in a Material Adverse Effect.

      3.16 Environmental Laws. The business of the Company and each of its Subsidiaries has been operated in full compliance with all Environmental Laws noncompliance with which would result in a Default or a Material Adverse Effect and neither the Company nor any Subsidiary is subject to any Environmental Liability relating to the conduct of its business or the ownership of its Property and except as disclosed in the environmental assessment reports referenced in Section 4.1(q), no facts or circumstances exist which could give rise to such Environmental Liabilities. No notice has been served on the Company or any Subsidiary claiming any violation of Environmental

Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws.

      3.17 Labor Matters. There are no labor disputes between the Company or any Subsidiary and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Company or a Subsidiary, would result in a Material Adverse Effect.

      3.18 Restricted Payments. The Company has not, since the date of the most recent financial statements referred to in Section 3.2, made any Restricted Payments.

      3.19 Solvency. The Company is not "insolvent," nor will the Company's incurrence of the Obligations or repayment of the Obligations render the Company "insolvent." For purposes of this Section 3.19, a corporation is "insolvent" if
(i) the "present fair salable value" (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (iii) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (iv) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 3.19, the following terms have the following meanings: (x) the term "debts" includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term "present fair salable value" of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (z) the term "regular market value" means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.

      3.20 Brokerage. If any broker, agent or finder acted on behalf of the Company, the fees and expenses of such broker, agent or finder are the responsibility of and will be paid by the Company and not the Bank.

      3.21 Bank Accounts. SCHEDULE 3.21 lists all banks and other financial institutions at which the Company and each of its Subsidiaries maintains deposit, operating or other accounts and such SCHEDULE 3.21 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the account balance, the average monthly balance for the previous Fiscal Year, and the complete account number therefor.

      SECTION 4 CONDITIONS PRECEDENT TO OBLIGATIONS

      4.1 Initial Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Bank to extend any Loans or make or incur any Obligation is conditioned on the Bank (i) receiving, prior to or on the date of the Bank's first extension of credit, each of the following items in form, detail and content satisfactory to the Bank or (ii) the Company having taken the actions specified herein:

            (a) the executed Pledge Agreement pledging the stock or equity of each Subsidiary and the Company's interest in each joint venture;

            (b) the opinion of counsel for the Company in form and substance to the Bank and its counsel;

            (c)   an executed Borrowing Base Certificate;

            (d) the Collateral subject to the Pledge Agreement, together with stock powers executed in blank;

            (e) certificates of title for all goods subject to the security interest created by the Security Agreement which are represented by certificates of title, together with a notation of the Bank's security interest on each such certificate; and

            (f) such additional supporting documents and materials as the Bank may request.

      4.2 Subsequent Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Bank to extend any Loans or make or incur subsequent Obligations is subject to the satisfaction, on the date of making or incurring each such Obligation, of the following conditions prior to any such extension of credit or making or incurring any such Obligations:

            (a) All of the representations, warranties and acknowledgments of the Company contained in this Agreement and the Related Documents shall be true and accurate as if made on such date, and each request by the Company for credit shall constitute an affirmation by the Company that such representations, warranties and acknowledgements are then true and accurate, other than those which, by their terms, specifically are made as of a certain date prior thereto and other than as expressly permitted by this Agreement or as otherwise consented to in writing by the Bank;

            (b) There shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation (except the Existing Defaults);

            (c) The aggregate principal amount of all Revolving Loans outstanding, together with the amount of any Revolving Loan requested shall not exceed the Revolving Loan Commitment;

            (d) The Bank shall have received executed loan requests for all Revolving Loans previously requested by the Company and the matters certified therein and herein shall have been true, correct and complete on the date thereof and shall continue to be true and correct on the date of the requested Revolving Loans or other Obligations; and

            (e) Each of the Related Documents shall remain in full force and effect and all security, mortgage and pledge agreements shall continue to secure the Obligations; and

            (f) The Bank has received weekly or monthly certifications in the form set forth at Schedule 4.2(f) hereof.

            (g) A financial advisor of recognized professional standing and ability is currently retained by the Company, or in the event of such advisor's
(i) resignation, or (ii) discharge, then, within 20 days thereof, a new financial advisor with similar capabilities and recognized professional standing and ability shall be retained by the Company (the "Advisor").

      SECTION 5 AFFIRMATIVE COVENANTS

      The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Bank are paid in full, it shall and shall cause each Subsidiary to:

      5.1 Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes. (a) Maintain its corporate existence, and all required licenses, permits, rights and franchises; (b) comply in all material respects with all Requirements of Law; (c) conduct its business substantially as now conducted and proposed to be conducted; (d) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided.

      5.2   Maintenance of Property; Insurance.

            (a) Keep all Property useful and necessary in its business, whether leased or owned, in good condition, repair and working order (ordinary wear and tear excepted) and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, additions and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

            (b) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Bank. Each policy providing liability coverage to the Company or a Subsidiary shall name the Bank as an additional insured, and each policy insuring the Property shall name the Bank as lender loss payee and/or mortgagee, as its interest appears, and all policies shall require the insurer to give the Bank 30 days prior written notice of the modification, cancellation or nonrenewal of the policy; the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies; and within 90 days after the end of each Fiscal Year, the Company shall deliver to the Bank a schedule showing all insurance policies in force as of the end of such year, signed by an authorized officer of the Company.

      5.3 Financial Statements. (a) Maintain a standard and modern system of accounting in accordance with sound accounting practice, (b) furnish to the Bank such information respecting the business, assets and financial condition of the Company and its Subsidiaries as the Bank may reasonably request and (c) furnish to the Bank, without request:

      (i) as soon as available, and in any event within 45 days after the end of each quarter of the Company's Fiscal Year, financial statements including the balance sheet for the Company and its Subsidiaries as of the end of each such quarter and statements of income, retained earnings and cash flows of the Company and its Subsidiaries for each such quarter and for that part of the Fiscal Year ending with such quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and a comparison of actual cash flow, income and capital expenditures with amounts budgeted for such period, all in reasonable detail and certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Company;

      (ii) as soon as available, and in any event within 90 days after the close of each Fiscal Year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Company and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous Fiscal Year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Bank, which report shall be accompanied by the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of the Company as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP, a certificate of such accountants showing their calculation of the financial covenants contained herein and stating that their audit disclosed no Default or that their audit disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto, and any supplementary comments and reports submitted by such accountants to the Company including the management letter, if any;

      (iii) as soon as available, and in any event within 25 days after the end of each month, financial statements (including a balance sheet, statement of income, and statement of cash flow) which are certified by the Company's Chief Financial Officer to be true, correct and complete;

      (iv) with the financial statements described in Section 5.3(a)(iii), the certificate of the president or chief financial officer of the Company to the effect that a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents, and no Default has occurred (or if such Default has occurred, specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same);

      (v) every Friday, for the week just ending on that Friday, or more frequently as the Bank may from time to time request, a Borrowing Base Certificate; and

      (vi) promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken with respect thereto: the occurrence of any Default, the institution of, or any materially adverse determination or development in, any litigation, arbitration proceeding or governmental proceeding, the occurrence of a "reportable event" under, or the institution of steps by the Company or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which the Company or any Subsidiary may have liability, the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document, or any event which would have a Material Adverse Effect.

All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods.

      5.4 Inspection of Property and Records. At any reasonable time following reasonable notice, as often as may be reasonably desired and at the Company's expense, permit representatives of the Bank to visit its Property, examine its books and records and discuss its affairs, finances and accounts with its officers and independent certified public accountants (who shall be instructed by the Company to make available to the Bank or its agents the work papers of such accountants) and the Company shall facilitate such inspection and examination.

      5.5 Use of Proceeds. Use the entire proceeds of the Obligations for general corporate purposes of the Company only. Cause Oilgear Towler, Ltd., the Company's United Kingdom Subsidiary, to use the entire proceeds of the Indebtedness incurred by such Subsidiary and permitted by Section 6.2(h) to pay down the Revolving Loans (which payment shall not, however, permanently reduce the Revolving Loan Commitment).

      5.6 Bank Accounts. Except as set forth in Section 3.21, maintain all of its deposit and operating accounts of any kind with the Bank.

      5.7 Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or any Subsidiary is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder.

      5.8   Environmental Compliance.

            (a) Maintain at all times all permits, licenses and other authorizations required under Environmental Laws, and comply in all respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

            (b) Notify the Bank promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated is the subject of an environmental investigation by any Government Authority having jurisdiction over the enforcement of Environmental Laws, (ii) the

Company or any of its Subsidiaries has been or may be named as a responsible party subject to Environmental Liability, or (iii) the Company obtains knowledge of any Hazardous Substance located on any Property except in compliance with all Requirements of Law.

            (c) At any reasonable time following reasonable notice and as often as may be reasonably desired, permit the Bank or an independent consultant selected by the Bank to conduct an environmental investigation satisfactory to the Bank for the purpose of determining whether the Company, each Subsidiary and its Property comply with Environmental Laws and whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by the Company or a Subsidiary with respect to any Hazardous Substance. The Company and its Subsidiaries shall facilitate such environmental audit. The Bank shall provide the Company, at the Company's request, with all reports and findings but the Company may not rely on such environmental investigation for any purpose. Any such environmental investigation of Property shall be at the Company's expense at any time following an Event of Default or upon the occurrence of an event described in Section 5.8(b) or at any time the Property is the subject of an environmental investigation by a Government Authority having jurisdiction over the enforcement of Environmental Laws; provided, however, that the Bank's environmental investigation shall not be at the Company's expense if (i) a Government Authority or a firm or firms of geotechnical engineers and/or environmental consultants hired by the Company and reasonably acceptable to the Bank shall undertake to make an environmental audit, and (ii) the Company shall provide the Bank at the Company's expense with, and the Bank shall be entitled to rely on, all reports and findings of such Government Authority or geotechnical engineers as soon as such reports and findings are made available to the Company.

Notwithstanding the foregoing, nothing contained in this Agreement, or in the Related Documents, or in the enforcement of this Agreement or the Related Documents, shall constitute or be construed as granting or providing the right, power or capacity to the Bank to exercise (a) decision making control of the Company's or any Subsidiary's compliance with any environmental law, or (b) day to day decision making of the Company or any Subsidiary with respect to (i) compliance with environmental laws or (ii) all or substantially all of the operational aspects of the Company or any Subsidiary.

      5.9   Fees and Costs.

            (a) Pay the Bank on the first day of each month, the accrued and unpaid commitment fee for the Revolving Loan Commitment. The commitment fee shall accrue at a rate per annum equal to 3/8% of the difference between (i) the Revolving Loan Commitment and (ii) the outstanding principal balance of the Revolving Loans. The commitment fee shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. All unpaid commitment fees shall be due and payable on the Termination Date. The Bank may debit to the Company's Loan Account all commitment fees when due without prior notice to or consent of the Company.

            (b) Pay the Bank all additional costs including, without limitation, wire transfer or other charges pertaining to the transfer of funds, lockbox fees and charges arising from returned or dishonored checks of any Account debtor.

            (c) Pay immediately upon receipt of an invoice the reasonable fees and expenses incurred by the Bank in connection with any inspection pursuant to
Section 5.4, including, without limitation, travel and administration expenses incurred by representatives of the Bank.

            (d) Pay immediately upon receipt of an invoice all reasonable fees and expenses incurred by the Bank with respect to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto, including, without limitation, appraisal fees, environmental inspection fees (including fees and expenses as provided in Section 5.8(c)) and the reasonable fees of in-house and outside counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

            (e) Pay immediately upon receipt of an invoice all reasonable fees and expenses (including attorneys fees) incurred by the Bank in seeking advice under this Agreement and the Related Documents with respect to protection or enforcement (including collection and disposition of Collateral) of the Bank's rights and remedies under this Agreement and the Related Documents and with respect to the Obligations (including collection thereof) and all costs and expenses which may be incurred by the Bank as a consequence of a Default as provided in Section 7.2(d) and all reasonable fees and expenses incurred by the Banks in connection with any bankruptcy or other debtor relief proceeding involving the Company.

      5.10 Indemnity. Indemnify the Bank and its employees, officers, directors, shareholders, agents, attorneys, successors and assigns against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including, without limitation, attorneys' fees and expenses, incurred by them arising out of, in any way connected with, or as a result of (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement (including collection or disposition of Collateral) of the Bank's rights under this Agreement or the Related Documents, (b) the execution and delivery of this Agreement by the Company and the performance of the Obligations, (c) any violation of Environmental Laws or any other Requirements of Law by the Company or any Subsidiary or any of its Property as well as any cost or expense incurred in remedying such violation, and (d) any claim, litigation, investigation or proceedings relating to any of the foregoing or the transactions contemplated by this Agreement, whether or not the Bank is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent caused by any willful misconduct of the Bank. The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Bank or the Company and the content or accuracy of any representation or warranty made under this Agreement.

      5.11 Post-Closing Deliveries. The Company and the Bank agree that the Company will deliver to the Bank, in form, detail and content satisfactory to the Bank the closing documents and other instruments set forth on EXHIBIT 5.11 hereto within the time provided in EXHIBIT 5.11, and that notwithstanding any provision to the contrary contained herein no Event of Default shall be deemed to have occurred for failure to deliver such closing documents and other instruments unless the Company fails to deliver such closing documents and other instruments within the time provided in EXHIBIT 5.11.

      5.12 Appraisals. If and to the extent required at any time of the Bank by any Government Authority or Requirements of Law, permit an independent appraiser selected by the Bank to conduct appraisals at any reasonable time following reasonable notice, at the Company's expense, of the Property. The Company shall facilitate such appraisals and may obtain copies of, but may not rely, on such appraisals for any purpose.

      5.13 Commercial Tort Claims. Promptly upon knowledge thereof, the Company will deliver to the Bank notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Company's damages, copies of any complaint or demand letter submitted by the Company, and such other information as the Bank may request.

      5.14 Acceptable Operating/Variance Reports Budget. (a) The Company will, on the effective date of this Agreement, provide to the Bank an operating budget for the Company and its Subsidiaries projecting, for each month for a minimum of the next six months, its expected revenues and profitability, as well as the projected EBITDA, such projections to be prepared in a manner consistent with GAAP (the "Six Month Budget"). Thereafter, the Company shall furnish to the Bank a Six Month Budget every six months for the subsequent six month period. Such Six Month Budget shall be in form and substance satisfactory to the Bank, in its sole discretion.

            (b) On the first Business Day of each week commencing May 5, 2003, the Company shall deliver to the Bank a cash-oriented projection of cash receipts and disbursements in the form of an eight week cash flow projection (including borrowing and borrowing base calculations), an updated report of anticipated cash receipts supporting the cash projection, and a reconciliation/variance report for the prior week's cash activity as monitored against the prior week's cash projections.

            (c) Notwithstanding any other provisions of this Agreement, the Bank shall not be obligated to make any Revolving Loans to the Company if the Bank, in its sole discretion, determines that the Company is not in compliance with any requirement of this Section 5.14.

      5.15 Financial Advisor. The Company shall continue to retain and utilize the services of an Advisor of recognized standing and ability on an as needed basis and the Company will furnish the Advisors as soon as available, and in any event within 25 days after the end of each month, financial statements (including a balance sheet, statement of income, and statement of cash flow) of the Company. The Bank is hereby granted the right to communicate with the Advisor and pose such questions to the Advisor as the Bank shall find necessary from time to time. The Company will meet with the Bank after all regularly scheduled Board of Directors meetings to present and discuss all the information distributed at the Board meeting.

      SECTION 6 NEGATIVE COVENANTS

      The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Bank are paid in full, the Company and its Subsidiaries shall not directly or indirectly:

      6.1 Sale of Assets, Consolidation, Merger, Acquisitions, Etc. (a) Except for sales of inventory in the ordinary course of business, in any Fiscal Year of the Company sell, lease, transfer, liquidate or otherwise dispose of Property having an aggregate net book value in excess of $100,000, whether in one or in a series of transactions; (b) consolidate or merge with or into any other Person;
(c) directly or indirectly, sell or transfer any Property, real or personal, used or useful in its business, and thereafter lease such property or other property which it intends to use for substantially the same purposes; (d) sell, issue or otherwise distribute any security or other interest in the Company, including any shares of the capital stock of the Company; (e) create or permit any Subsidiary to create a new Subsidiary; (f) directly or indirectly sell or transfer any shares of stock or assets of any Subsidiary or joint venture in which the Company has an ownership interest, or permit the same to occur; (g) purchase or otherwise acquire all or substantially all of the assets or stock of any Person; or (h) except as disclosed on Schedule 6.1 hereto, enter into any joint venture.

      6.2 Indebtedness. Issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Indebtedness except (a) the Obligations; (b) Indebtedness which has been subordinated to the Bank in form and substance satisfactory to the Bank; (c) current liabilities (other than for borrowed money) of the Company and its Subsidiaries incurred in the ordinary course of business which are not more than 90 days overdue, unless being contested in good faith and with due diligence;
(d) Indebtedness secured by Permitted Liens; (e) Indebtedness disclosed on the Company's most recent financial statements described in Section 3.2(a), provided that such Indebtedness shall not be renewed, extended or increased without the Bank's written consent; (f) Indebtedness of the Subsidiaries disclosed on
Schedule 6.2 hereto, provided that such Indebtedness shall not be increased without the Bank's prior written consent; (g) Indebtedness in an aggregate amount of not more than $100,000 in excess of the amounts permitted by Sections 6.2(a), (b), (c), (d) and (e); and (h) Indebtedness in an aggregate amount of not more than $2,000,000 incurred by Oilgear Towler, Ltd., a United Kingdom Subsidiary of the Company, on the Leeds, United Kingdom real estate owned by such Subsidiary.

      6.3 Liens. Create or permit to be created or allow to exist any Lien upon or interest in any Property except Permitted Liens.

      6.4 Guaranty. Guaranty or otherwise in any way become or be responsible for obligations of any other Person, directly or indirectly, whether by an agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution advanced or loaned) for the purpose of paying or discharging the indebtedness of any Person, or otherwise, except for the endorsement of negotiable instruments by the Company or a Subsidiary for deposit or collection or similar transactions in the ordinary course of business.

      6.5   Restricted Payments. Make any Restricted Payments.

      6.6 Loans, Investments. Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except: (a) Accounts, chattel paper, and notes receivable created by the Company or its Subsidiaries in the ordinary course of business; (b) advances in the ordinary course of business to suppliers, employees and officers of the Company and its Subsidiaries consistent with past practices in an aggregate amount at any time outstanding of not more than $250,000.00; (c) investments in bank certificates of deposit (but only with FDIC-insured commercial banks having a combined capital and surplus in excess of $200,000,000), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Corporation or Moody's Investors Services, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof; and (d) investments in open-end diversified investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States government, its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like; provided, that for Sections 6.6(a) through (d), each such investment has a maturity date not later than 180 days after the date of purchase or making thereof and, except for advances under Section 6.6(b), is pledged and delivered to the Bank as additional security for the Obligations.

      6.7 Compliance with ERISA. (a) Terminate any Employee Plan so as to result in any material liability to PBGC; (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a material liability to PBGC by reason of termination of any such Employee Plan.

      6.8 Fixed Asset Expenditures. Purchase, become obligated for, invest in, acquire or otherwise expend for the acquisition of real estate, machinery, equipment or other fixed assets (including capitalized lease obligations) during any Fiscal Year an amount exceeding $750,000 for such Fiscal Year.

      6.9 Operating Leases. Incur, or permit to be outstanding as lessee, operating lease or rental obligations during any Fiscal Year in an aggregate amount exceeding $2,500,000.00.

      6.10 Affiliates. Permit any transaction with any Affiliate, except on terms not less favorable to the Company than would be usual and customary in similar transactions with Persons who are not Affiliates.

      6.11 Net Income. The Company's Consolidated Net Income (loss) shall not be greater/less (as provided below) than the amount provided in the table below at the end of the month as provided below:

                           PERIOD                        MONTHLY NET INCOME
                           ------                        ------------------
                  January, 2003                        > ($320,000)

                  February                             > ($400,000)
                  March                                > ($270,000)
                  April                                > ($250,000)
                  May                                  < $90,000
                  June                                 > ($30,000)
                  July                                 > ($100,000)
                  August                               > ($90,000)
                  September                            > ($80,000)
                  October                              > ($100,000)
                  November                             > $(150,000)
                  December                             > $(160,000)

      6.12 EDITDA. Permit EDITDA, measured quarterly on the last day of each Fiscal Quarter, to be less than: (a) $250,000 on March 31, 2003 for the three month period then ended; (b) $1,050,000 on June 20, 2003 for the three month period then ended; (c ) $1,000,000 on September 30, 2003 for the three month period then ended; and (d) $850,000 on December 31, 2003 for the three month period then ended.

      SECTION 7 DEFAULT AND REMEDIES

      7.1 Events of Default Defined. Any one or more of the following shall constitute an "Event of Default":

            (a) the Company shall fail to pay any Obligation (including, without limitation, the Notes and the payments required by Sections 2.10(b) and 5.9) when and as the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise, which default shall remain uncured for a period of two days;

            (b) the Company shall fail to observe or perform any of the covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure continues for three (3) days after the Company receives written notice;

            (c) the Company or any Subsidiary shall default (as principal or guarantor or otherwise) in the payment of any other Indebtedness aggregating $100,000 or more, or with respect to any of the provisions of any agreement evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement.

            (d) any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Bank shall prove to have been incorrect in any material adverse respect as of the time when made or given;

            (e) a final judgment (or judgments) for the payment of amounts aggregating in excess of $25,000.00 shall be entered against the Company or any Subsidiary, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty days from the date of entry thereof;

            (f) the Company or any Subsidiary shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any Subsidiary or a substantial part of its respective assets; (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty days or more; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or adopts a plan of liquidation of its assets;

            (g) if any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any Subsidiary or a substantial part of its respective assets which continues undischarged for a period of thirty days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of thirty days or more;

            (h) any Government Authority or any geotechnical engineer or environmental consultant hired by the Company, the Bank or any Government Authority shall determine that the potential uninsured or unrecoverable liability of the Company or a Subsidiary for damages caused by the discharge of any Hazardous Substance, including liability for real property damage or remedial action related thereto or liability for personal injury claims, exceeds $25,000.00 and the Company is unable to provide for such liability in a manner reasonably acceptable to the Bank; or

            (i) this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company shall contest or deny any liability or obligation under, or attempt to revoke or terminate, this Agreement or any Related Document.

      7.2   Remedies Upon Event of Default. Upon the occurrence of an Event of
Default:

            (a) specified in clauses (f) or (g) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Bank, all of which are hereby waived: (i) the Revolving Loan Commitment and the obligations of the Bank to make or incur any Obligations shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable.

            (b)   specified in clauses (a), (b), (c), (d), (e), (h), or (i) of
Section 7.1, the Bank may, without presentment, notice, demand or action of any kind, all of which are hereby waived: (i) immediately terminate the Bank's obligation to make or incur any Obligations, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable.

            (c) the Bank may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed it by the Bank all or any part of the Company's


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
Obligations hereunder. The Company hereby grants to the Bank a security interest in and lien on any such credit balance or other money.

            (d) the Bank shall have all of the rights and remedies provided to the Bank by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Bank is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. In addition to and not in lieu of any other right or remedy the Bank might have, the Bank at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with and the Company shall reimburse the Bank upon demand for any cost or expense which the Bank may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Revolving Credit Note following an Event of Default from the date of such demand until paid. No failure or delay on the part of the Bank in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy.

      SECTION 8 MISCELLANEOUS

      8.1 Assignability; Successors. Except as provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company's rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Bank. The Bank may at any time sell, assign or transfer to one or more banks or other entities other than any competitor of the Company ("Participants") interests in this Agreement and in any Note held by the Bank or any other interest of the Bank in the Obligations. The Company authorizes the Bank to disclose to any Participant or prospective Participant any and all financial information in the Bank's possession concerning the Company and its Affiliates which has been delivered to the Bank by or on behalf of the Company; provided, however, that such Participant or prospective Participant shall agree to treat all information and documents received with the same degree of care as it gives its own confidential information and shall take all reasonable steps to assure that confidential information is not disclosed to third parties. The Company agrees that upon the occurrence of any Event of Default each Participant shall be deemed to have the right of setoff in respect of its participating interest in the Obligations to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

      8.2 Survival. All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.

      8.3 Governing Law. This Agreement and the Related Documents shall be governed by the internal laws of the State of Wisconsin. The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of their respective counsel and,


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
accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.

      8.4 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

      8.5 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      8.6 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

if to the Company:          THE OILGEAR COMPANY
                            2300 South 51st Street
                            Milwaukee, WI 53234
                            Attn:  Thomas J. Price,
                            Vice President, Chief Financial Officer & Secretary
                            FAX: (414) 328-4750

if to the Bank:             M&I MARSHALL & ILSLEY BANK
                            770 North Water Street
                            Milwaukee, WI  53202
                            Attn:  Gus D. Hernandez, Jr.,
                            Vice President-Commercial Banking
                            FAX:  (414) 765-7625


with copies to:___          MICHAEL BEST & FRIEDRICH LLP
                            100 East Wisconsin, Suite 3300
                            Milwaukee, WI 53202-4108
                            Attn: K. Thor Lundgren, Esq.
                            FAX: (414) 277-0656


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
      8.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      8.8 Further Assurances. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Bank may at any time request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Bank its rights, powers and remedies hereunder.

      8.9 Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.

      8.10 Submission to Jurisdiction. THE BANK MAY ENFORCE ANY CLAIM ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER JURISDICTION AND LOCATED IN MILWAUKEE, WISCONSIN. FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO ANY SUCH CLAIM, THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF SAID COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO THE COMPANY AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (A) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (B) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON PERSONAL DELIVERY TO IT. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT OF THE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR PRECLUDE THE BANK FROM BRINGING AN ACTION OR PROCEEDING IN RESPECT HEREOF IN ANY OTHER COUNTRY, STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT LOCATED IN MILWAUKEE, WISCONSIN AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      8.11 Waiver Of Jury Trial. AFTER OBTAINING THE ADVICE OF COUNSEL, EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO (A) THIS AGREEMENT OR ANY RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE


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
DELIVERED IN CONNECTION THEREWITH, (B) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR AND ANY RELATED DOCUMENT, OR (C) ANY ACT, CONDUCT OR OMISSION IN CONNECTION WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATIONSHIP CREATED THEREBY, REGARDLESS OF THE TIME WHEN THE SAME MAY OCCUR, AND AGREES THAT ALL MATTERS RELATING THERETO AND ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      8.12 Inducements. All statements, promises or inducements made to any party hereto in connection with this Agreement and the Related Documents are set forth herein or therein.

                           [Signature page to follow]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                  THE OILGEAR COMPANY


                                  By:___________________________________________
                                       David A. Zuege, President and CEO


                                  M&I MARSHALL AND ILSLEY BANK


                                  By:___________________________________________
                                       Gus D. Hernandez, Vice President


                                  By:___________________________________________
                                       Michael J. Vellon, Vice President

                                  EXHIBIT 5.11

                             POST-CLOSING DELIVERIES

      The post-closing deliveries consist of the following documents. Each document is required to be delivered no later than the date indicated below.

      1. Pledge Agreement and the items required by Sections 4.1(b), 4.1(d) and 4.1(e) by April 30, 2003.


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